                              SCHEDULE 14(a) INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934



Filed by the Registrant                          X
                                                 --
Filed by a Party other than the Registrant
                                                      --

Check the appropriate box:

    Preliminary Proxy Statement
--
X   Definitive Proxy Statement
--
    Definitive Additional Materials
--
    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
--

                               Wind River Systems, Inc.
                               ------------------------
                   (Name of Registrant as Specified In Its Charter)
                               Wind River Systems, Inc.
                               ------------------------
                      (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box)

X   No fee required.
--
    Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4) and 0-11.
--

    1.   Title of each class of securities to which transaction applies:


    2.   Aggregate number of securities to which transaction applies:


    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)


    4.   Proposed maximum aggregate value of transaction:


    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

    Fee paid previously with preliminary materials.
--

-- Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1.   Amount Previously Paid:

    2.   Form, Schedule or Registration Statement No.:

    3.   Filing Party:

    4.   Date Filed:

                               WIND RIVER SYSTEMS, INC.
                                 1010 Atlantic Avenue
                                  Alameda, CA  94501



                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD ON JULY 24, 1997


TO THE STOCKHOLDERS OF WIND RIVER SYSTEMS, INC.:

    Notice is hereby given that the Annual Meeting of Stockholders of Wind River Systems, Inc., a Delaware corporation (the "Company"), will be held on Thursday, July 24, 1997, at 10:00 a.m. local time at 1010 Atlantic Avenue, Alameda, California, for the following purposes:

    1. To elect five directors to hold office for the ensuing year and until their successors are elected and have qualified.

    2. To ratify the selection of Price Waterhouse LLP as independent accountants of the Company for its fiscal year ending January 31, 1998.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on May 29, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                             By Order of the Board of Directors

                             RICHARD W. KRABER
                             Secretary


Alameda, California
June 12, 1997

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.
PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               WIND RIVER SYSTEMS, INC.
                                 1010 Atlantic Avenue
                              Alameda, California 94501

                                   PROXY STATEMENT

                    INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Wind River Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on July 24, 1997, at 10:00 A.M. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Wind River Systems, Inc., 1010 Atlantic Avenue, Alameda, California. The Company intends to mail this proxy statement and accompanying proxy card on or about JUNE 12, 1997, to all stockholders entitled to vote at the Annual Meeting.

    On March 10, 1997, a three-for-two stock split was effected by means of payment of a stock dividend with respect to all of the Company's Common Stock outstanding on February 24, 1997. All share numbers and prices in this Proxy Statement as of a date prior to March 10, 1997 have been adjusted to give effect to the stock dividend.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, American Stock Transfer and Trust Co. No additional compensation will be paid to directors, officers or other regular employees for such services, but American Stock Transfer and Trust Co. will be paid its customary fee, estimated to be $5,000, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on May 29, 1997, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 29, 1997, the Company had outstanding and entitled to vote 25,317,484 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal office, 1010 Atlantic Avenue, Alameda, California 94501, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's 1998 annual meeting of stockholders must be received by the Company not later than February 12, 1998, in order to be included in the proxy statement and proxy relating to that annual meeting.

                                      PROPOSAL 1

                                ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation and By-laws authorize a board of five directors. All directors hold office until the next annual meeting of stockholders and until their successors are elected and have qualified, or until their earlier death, resignation or removal.

    The Board of Directors is presently composed of five members. All the nominees for election to this class are currently directors of the Company who were previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 1998 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.


                                       NOMINEES

    Set forth below is biographical information for each person nominated.

    JERRY L. FIDDLER, 45, has served as Chairman of the Board since he co-founded the Company in February 1983. From February 1983 to March 1994, he also served as Chief Executive Officer of the Company. Prior to founding the Company, he was a computer scientist in the Real-Time Systems Group at Lawrence Berkeley Laboratory. Mr. Fiddler holds a B.A. in music and photography and an M.S. in computer science from the University of Illinois.

    RONALD A. ABELMANN, 59, joined the Company in March 1994 as Chief Executive Officer, President and Director. From 1987 to 1993, he served as the founding Chief Executive Officer of Vantage Analysis Systems, a developer of VHDL-based simulation software for design automation. Prior to then, he served as Group Vice President and General Manager for the Instrument Division of Varian Associates. Mr. Abelmann holds a B.S. and an M.S. in applied physics from the University of California at Los Angeles, and an M.B.A. from Stanford University. Mr. Abelmann currently serves on the board of directors of Scopus Technology, Inc. and on the board of directors of Photometrics Limited.

    DAVID N. WILNER, 43, has served as Chief Technical Officer and a Director since he co-founded the Company in February 1983. Prior to founding the Company, he was a senior staff scientist in the Real-Time Systems Group at Lawrence Berkeley Laboratory. Mr. Wilner holds a B.S. in computer science from the University of California at Berkeley.

    WILLIAM B. ELMORE, 44, became a director of the Company in August 1990. He is currently a general partner of Foundation Capital, a venture capital investment firm. From 1987 to 1995, he was a general partner of Inman & Bowman and Inman & Bowman Entrepreneurs, venture capital investment firms. Mr. Elmore holds a B.S. and an M.S. in electrical engineering from Purdue University and an M.B.A. from Stanford University. Mr. Elmore currently serves on the board of directors of ParcPlace--Digitalk, Inc.

    DAVID B. PRATT, 57, became a director of the Company in April 1995. He has been an officer of Adobe Systems Incorporated, a developer of software for printing and publishing, since 1988. He is currently an Executive Vice President and Chief Operating Officer at Adobe. From 1987 to 1988, he was Executive Vice President and Chief Operating Officer of Logitech Corporation. From 1986 to 1987, he was Senior Vice President and Chief Operating Officer of Quantum Corporation. Mr. Pratt holds a B.S.E.E. degree from the Massachusetts Institute of Technology and an M.B.A. from the University of Chicago.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended January 31, 1997, the Board of Directors held six meetings. The Board has an Audit Committee and a Compensation Committee. It has no nominating committee.

    The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent accountants to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Elmore and Pratt. It met once during fiscal 1997.

    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors:
Messrs. Elmore and Pratt. It met once during fiscal 1997.

    During the fiscal year ended January 31, 1997, all directors except David
N. Wilner attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                      PROPOSAL 2

                 RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending January 31, 1998 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Price Waterhouse LLP has audited the Company's financial statements since the fiscal year ended January 31, 1990. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Price Waterhouse LLP as the Company's independent accountants is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Price Waterhouse LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Price Waterhouse LLP.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                                SECURITY OWNERSHIP OF
                       CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table and footnotes set forth certain information regarding the ownership of the Company's Common Stock as of May 29, 1997, by: (i) each director and nominee for director as of May 29, 1997; (ii) each of the executive officers named in the Summary Compensation below; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock:

                                     BENEFICIAL OWNERSHIP (1)
                                     --------------------

       BENEFICIAL OWNERS                             NUMBER OF SHARES    PERCENT OF TOTAL
       -----------------                             ----------------    ----------------
       Jerry L. Fiddler(2)
       1010 Atlantic Avenue
       Alameda, CA  94501                                2,847,225            11.2%

       David N. Wilner(3)
       1010 Atlantic Avenue
       Alameda, CA  94501                                1,902,608              7.5

       Pilgrim Baxter and Associates
       1255 Drummers Lane, Suite 300
       Wayne, PA 19087                                   2,631,225             10.4

       Ronald A. Abelmann(4)                               396,267              1.5

       William B. Elmore(5)                                118,370                *

       David R. Larrimore(6)                                94,217                *

       David Pratt(7)                                        9,375                *

       Robert L. Wheaton(8)                                 20,952                *

       All executive officers and directors
       as a group (10 persons) (9)                       5,632,785             21.6


* Less than one per cent.
    (1) This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 25,317,484 shares outstanding on May 29, 1997, adjusted as required by rules promulgated by the SEC.
    (2) Includes 2,655,438 shares held by The Fiddler and Alden Family Trust, of which Mr. Fiddler is a trustee. Also includes 22,357 shares subject to stock options exercisable within 60 days of May 29, 1997.
    (3) Includes 258,750 shares held in trust for Mr. Wilner's minor child. Also includes 22,357 shares subject to stock options exercisable within 60 days of May 29, 1997.
    (4) Includes 366,537 shares subject to stock options exercisable within 60 days of May 29, 1997.
    (5) Includes 12,375 shares subject to stock options exercisable within 60 days of May 29, 1997.
    (6) Includes 89,757 shares subject to stock options exercisable within 60 days of May 29, 1997.

    (7) Includes 7,125 shares subject to stock options exercisable within 60 days of May 29, 1997.
    (8) Includes 20,952 shares subject to stock options exercisable within 60 days of May 29, 1997.
    (9) Includes 743,622 shares subject to stock options held by officers and directors exercisable within 60 days of May 29, 1997.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that: 4 reports, covering an aggregate of 5 transactions, were filed late by Mr. Abelmann; 3 reports, covering an aggregate of 4 transactions, were filed late by Mr. Elmore; 2 reports, covering an aggregate of 4 transactions, were filed late by Mr. Fiddler; 1 report, covering an aggregate of 2 transactions, was filed late by Mr. Fraser; 1 report, covering 1 transaction, was filed late by Mr. Larrimore; 3 reports, covering an aggregate of 3 transactions, were filed late by Mr. Shenton; 2 reports, covering an aggregate of 2 transactions, were filed late by Mr. Wheaton; and 1 report, covering 1 transaction, was filed late by Mr. Wilner.

                  DIRECTORS' AND EXECUTIVE OFFICERS' COMPENSATION


COMPENSATION OF DIRECTORS

    Each director who is not an employee of the Company (a "Non-Employee Director") receives a per meeting fee of $1,200. In accordance with Company policy, Directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Directors who are also executive officers of the Company are not separately compensated for their service as directors.

    All Non-Employee Directors participate in the Company's 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for the automatic grant of options to purchase Common Stock of the Company to Non-Employee Directors. Stock options granted under the Director's Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant, vest in four equal annual installments and expire ten years from the date of grant. Under the Directors' Plan, each person who was a Non-Employee Director on April 27, 1995 was granted, and each person after such date who is elected for the first time as a Non-Employee Director will automatically be granted, an option to purchase 15,000 shares of Common Stock upon the date of his or her election to the Board, whichever is applicable. Additionally, on April 1 of each year, commencing with April 1, 1996, each person who is then a Non-Employee Director automatically is granted an option to purchase 3,000 shares of Common Stock. The aggregate number of shares of Common Stock authorized for issuance pursuant to the exercise of options granted under the Directors' Plan is 225,000.

    During the last fiscal year, options were granted covering 4,500 shares to each of Messrs. Elmore and Pratt at an exercise price of $13.61 per share (adjusted for a 3 for 2 stock split on March 10, 1997). During 1996, David Pratt exercised options for 5,250 shares of Common Stock.

COMPENSATION OF EXECUTIVE OFFICERS

                              SUMMARY COMPENSATION TABLE

    The following table shows for the fiscal year ended January 31, 1997, compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its other four most highly compensated executive officers who earned over $100,000 (the "Named Executive Officers"):


                                                                                      LONG-TERM
                                                           ANNUAL COMPENSATION       COMPENSATION
                                                           -------------------          AWARDS
                                                                                   ----------------
NAME AND PRINCIPAL POSITION                FISCAL        SALARY($)     BONUS($)(1)      SHARES
---------------------------                ------        ------        --------         ------
                                            YEAR                                      UNDERLYING
                                            ----                                      ----------
                                                                                    OPTIONS (#)(2)
                                                                                    --------------
Ronald A. Abelmann                          1997        $228,333       $161,000         60,000
President and                               1996        $201,667       $100,000        135,000
Chief Executive Officer                     1995        $171,975        $75,000        815,625

Jerry L. Fiddler                            1997        $145,000        $96,700              -
Chairman of the Board                       1996        $140,833        $64,228         47,250
                                            1995        $135,000        $32,326              -

Robert L. Wheaton                           1997        $143,605       $117,202         30,000
Senior Vice President of Sales              1996        $135,000        $83,115         54,000
                                            1995        $135,000        $66,249              -

David N. Wilner                             1997        $145,000       $101,500              -
Chief Technical Officer                     1996        $140,833        $64,398         47,250
                                            1995        $135,000        $31,401              -

David Larrimore (3)                         1997        $141,417        $98,850         42,750
Vice President of Marketing                 1996         $96,144        $47,331        182,250
                                            1995               -              -              -


(1) Includes bonuses and sales commissions earned in respective fiscal year and paid the following fiscal year pursuant to the Company's fiscal management incentive arrangements.

(2) All options have exercise at prices ranging from 85% to 110% of fair market value of the Common Stock on the date of the grant.

(3) Mr. Larrimore joined the Company in May 1995.

                          STOCK OPTION GRANTS AND EXERCISES

    The following tables show for the fiscal year ended January 31, 1997, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

                                       OPTION GRANTS IN LAST FISCAL YEAR
                                       ---------------------------------

                                                                                            POTENTIAL REALIZABLE VALUE AT ASSUMED
               NUMBER OF       % OF TOTAL                                                                ANNUAL RATES OF
                SHARES           OPTIONS                                                           STOCK PRICE APPRECIATION
              UNDERLYING       GRANTED TO       PER SHARE   MARKET PRICE                           FOR  OPTION  TERM  (3)
               OPTIONS        EMPLOYEES IN      EXERCISE     ON DATE OF    EXPIRATION       -------------------------------------
NAME          GRANTED(#)(1)   FISCAL YEAR (2)    PRICE         GRANT          DATE               0%($)        5%($)       10%($)
----          ----------      -----------        -----         -----          ----             -----        -----        -----

Ronald A.         60,000         8.1%            $16.72        $19.67       7/23/2006          $176,802    $918,894     $2,057,418
Abelmann

Jerry L.              --           --                --            --           --                --          --             --
Fiddler

Robert L.         30,000         4.0              16.72         19.67       7/23/2006            88,401     459,447      1,028,709
Wheaton

David N.              --          --                 --            --           --                --          --             --
Wilner

David R.          42,750         5.8              16.72         19.67       7/23/2006           125,971     654,712      1,465,910
Larrimore



(1) Options generally become exercisable at a rate of 1/4 of the shares subject to the option at the end of the first year and 1/48 of the shares subject to the option at the end of each month thereafter. All options may be repriced by the Company's board of directors.

(2) Based on options to purchase 741,000 shares of Common Stock granted in the fiscal year ended January 31, 1997.

(3) The potential realizable value is based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. There can be no assurance that the values shown in this table will be achieved.


AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997,
AND VALUE OF OPTIONS AT END OF FISCAL YEAR 1997

                                                             NUMBER OF
                                                            SECURITIES
                                                            UNDERLYING          VALUE OF UNEXERCISED
                                                            UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                           OPTIONS AT END                END
                      NUMBER OF                            OF FISCAL 1997(#)      OF FISCAL 1997($)(2)
                   SHARES ACQUIRED         VALUE            EXERCISABLE/             EXERCISABLE/
NAME               ON EXERCISE (#)     REALIZED ($)(1)     UNEXERCISABLE            UNEXERCISABLE
----               ---------------     ---------------     -------------            -------------
Ronald A. Abelmann     390,000            $8,603,194     237,871 / 382,754        $7,390,000 /$10,745,500

Jerry L. Fiddler            --                    --      16,733 / 30,517            439,800 / 771,100

Robert L. Wheaton      180,454             3,012,335      45,369 / 83,177          1,334,680 / 2,000,800

David N. Wilner             --                    --      16,733 / 30,517            439,800 / 771,100

David R. Larrimore      15,000               379,500      56,807 / 153,193        1,614,000 / 3,834,900



(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

(2) Fair market value of the Company's Common Stock on January 31, 1997 ($33.92) minus the exercise price of the options.

                                 EMPLOYMENT AGREEMENT

    In March 1994, the Company and Mr. Abelmann entered into an employment agreement providing for the employement of Mr. Abelmann as President and Chief Executive Officer. The agreement provided for Mr. Abelmann's base salary and bonuses of up to 50% of base salary determined upon the achievement of worldwide goals related to revenue and net income. In fiscal year 1997, the Compensation Committee approved a 70% bonus for Mr. Abelmann.

    Under the agreement, Mr. Abelmann was granted an option to purchase 815,625 shares of the Company's Common Stock under the Company's 1987 Equity Incentive Plan (the "1987 Plan") with an exercise price equal to the then fair market value of the Common Stock. In addition, 112,500 shares of the Company's Common Stock were purchased with cash and a full recourse promissory note (the "Note"), also under the 1987 Plan. The Note in the amount of $182,812.50 accrued interest at 5.36% per annum with interest payable annually in arrears and the outstanding principal was due and payable on March 4, 1998. The full amount of the Note was secured by a pledge of shares of Common Stock of the Company. On September 24, 1996, Mr. Abelmann paid all of the outstanding principal and interest due under the Note. The above share numbers and prices have been adjusted to reflect stock dividends on May 24, 1996, and March 10, 1997.

    The agreement also provides that, in the event Mr. Abelmann's employment is terminated without cause, he will receive, as severance, continued payment of his then base salary for six months following such termination.

                                    SEVERANCE PLAN

    In November 1995, the Compensation Committee of the Board of Directors adopted a Change in Control Incentive and Severance Benefit Plan (the "Severance Plan") to provide an incentive to officers of the Company with the title of Vice President or above in the event of certain "change of control" transactions, and severance benefits in the event of certain terminations of employment within twelve (12) months of the change of control.

    Upon the occurrence of a change of control, all executive officers, except the Chief Executive Officer, will receive acceleration of vesting for all shares subject to stock options which would otherwise have vested within one year of the date of the change of control. The Chief Executive Officer will receive two years' worth of accelerated vesting, except to the extent that the option acceleration would create adverse tax consequences for the Chief Executive Officer and the Company under the golden parachute provisions of sections 280G and 49999 of the Internal Revenue Code ("Code"), in which case the Chief Executive Officer will have accelerated the maximum number of shares allowed under the golden parachute provisions.

    If an executive officer other than the Chief Executive Officer is terminated without "Cause" or voluntarily terminates with "Good Reason" (in each case as defined in the Severance Plan) within twelve (12) months of a change in control, the executive will receive continued compensation for 12 months (including an estimated bonus amount), continued health insurance for the same period, and accelerated vesting for stock options that would otherwise vest within one year of the date of termination. In addition, for the Chief Executive Officer, any shares which would have received acceleration of vesting on account of the change in control but did not because of the limitation to avoid the golden parachute tax provisions shall receive accelerated vesting on the termination date. If the total severance payments would cause an executive to become liable for golden parachute excise tax payments, then the Company shall pay that executive's excise tax liability and all other taxes associated with the Company's payment of the excise tax in order to leave the executive in the same after-tax position as if no excise tax had been imposed.

            REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION (1)

    The Board of Directors has delegated to the Compensation Committee of the Board of Directors (the "Committee") the authority to establish and maintain the compensation programs for all employees, including executives. For the Chief Executive Officer and other executive officers, the Committee evaluates performance and determines compensation policies and levels. The Compensation Committee is presently comprised of two non-employee directors. Neither of these non-employee directors has any interlocking or other type of relationship that would call into question his independence as a committee member.

    The Compensation Committee believes that, with respect to the application of Section 162(m) of the Code, at the present time it is highly unlikely that the cash compensation paid to any Named Executive Officer in a taxable year will exceed $1 million. However, options granted with exercise prices at least 100% of fair market value are intended to qualify under the 1987 Plan as "performance-based compensation."

    The objectives of the Company's executive compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and stockholder value, to motivate executive officers to achieve the Company's business objectives and to reward individual performance. In carrying out these objectives, the Committee considers the level of compensation paid to executive officers in positions of companies similarly situated in size and products, the individual performance of each executive officer, corporate performance, and the responsibility and authority of each position relative to other positions within the Company.

    An executive officer's base salary is supplemented by two additional compensation components: awards under the Management Incentive Plan ("MIP"), designed to reward participants for individual and Company-wide performance; and options granted under the 1987 Plan, designed to provide long-term incentives to all employees of the Company. Each of these components is discussed in turn below:

Base Salary

    The method used by the Compensation Committee to determine executive compensation is designed to provide for a base salary that, while competitive with comparable companies, is nevertheless calculated to result in a base salary that is at the lower end of the competitive range for those companies. In establishing base salaries for executive officers, the Company considers the individual executive's level of responsibility, compensation surveys and market data of general industry companies of similar size. These companies include some, but not all, of the companies on the Nasdaq Computer and Data Processing Stocks Index and are selected to represent the types of companies with which the Company competes in the market for executive talent. Salaries for executives are reviewed on an annual basis and may be changed at that time on the basis of a subjective analysis of the individual performance of the executive, the Company's financial performance and changes in salary levels at comparable companies.



  (1) The material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in any filing.

Management Incentive Plan

    The MIP has been established to provide cash bonuses to reward executives for their contributions to the achievement of Company-wide performance goals. The MIP provides for the yearly establishment of a compensation pool based on achieving worldwide goals related to revenue and net income in the Company's operating plan, as well as other objectives in the operating plan specific to such officers' individual areas of management responsibility, some of which may be determined subjectively.

1987 Equity Incentive Plan

    The 1987 Plan was established to provide all employees of the Company with an opportunity to share, along with the stockholders of the Company, in the long-term performance of the Company.

    Periodic grants of stock options are generally made annually to all eligible employees, with additional grants being made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibilities, scope or title. Stock options granted under the 1987 Plan generally have a four-year vesting schedule and generally expire ten years from the date of grant. The exercise price of stock options granted under the 1987 Plan is usually 85% to 100% of fair market value of the underlying stock on the date of grant.

    The Compensation Committee considers, periodically, the grant of stock-based compensation to all executive officers. Such grants are made on the basis of a subjective analysis of individual performance, the Company's financial performance, and the executive's existing options.

CEO Compensation

    The base salary, incentives and stock options for the Chief Executive Officer were determined in accordance with the criteria described in the "Base Salary," "Management Incentive Plan," and "1987 Equity Incentive Plan" sections of this report.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

William B. Elmore
David Pratt

                        PERFORMANCE MEASUREMENT COMPARISON (1)

    The following chart shows a comparison of cumulative returns for the Company, the Nasdaq Stock Market (United States Companies) and the Nasdaq Computer and Data Processing Stocks beginning April 15, 1993, when the Company's Common Stock commenced public trading. The graph assumes reinvestment of the full amount of all dividends.


                 COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT

                                TOTAL SHAREHOLDER RETURN


                                       [CHART]


                                     15Apr93  Jan94   Jan95   Jan96   Jan97
WIND RIVER SYSTEMS, INC.                 100     60      88     280     754
NASDAQ US INDEX COMPOSITE                100    120     114     161     212
NASDAQ COMPUTER & DATA PROCESSING        100    113     127     197     268



(1) The Section is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                                  CERTAIN TRANSACTIONS

    The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer and director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's By-laws.



                                    OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                             By Order of the Board of Directors


                             RICHARD W. KRABER
                             Secretary


June 12, 1997

                               WIND RIVER SYSTEMS, INC.

                   PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

    The undersigned hereby appoints Jerry L. Fiddler, Ronald A. Abelmann, David
N. Wilner or any of them with full power of substitution, proxies to vote at the Annual Meeting of the Stockholders of Wind River Systems, Inc. (the "Company"), to be held on July 24, 1997 at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.


                            (TO BE SIGNED ON REVERSE SIDE)

                           PLEASE DATE, SIGN AND MAIL YOUR
                         PROXY CARD BACK AS SOON AS POSSIBLE!

                            ANNUAL MEETING OF STOCKHOLDERS
                               WIND RIVER SYSTEMS, INC.
                                    JULY 24, 1997


                   Please Detach and Mail in the Envelope Provided



/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.


                             WITHHOLD
               FOR           AUTHORITY
           all nominees   to vote for all
              listed      nominees listed                                                                   FOR   AGAINST  ABSTAIN
   ELECTION     / /             / /         NOMINEES: Jerry L. Fiddler    2.   To ratify selection of
   OF                                                 Ronald A. Abelmann       Price Waterhouse as the      / /     / /      / /
   DIRECTORS                                          David N. Wilner          Company's independent
                                                      William B. Elmore        auditors for the fiscal
To withhold authority for any nominee(s),             David B. Pratt           year ending January 31,
write such nominee(s)' name(s) below:                                          1998

                                                                          UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL
                                                                          BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR
                                                                          PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY
                                                                          STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS
                                                                          PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
-----------------------------------------
                                                                          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                                                                          PROMPTLY USING THE ENCLOSED ENVELOPE.



SIGNATURES                                  DATE                SIGNATURES                                    DATE
          -----------------------------------    ---------------           -----------------------------------      ---------------
Note:    Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
